Exhibit 99.3

Charter Closes $2.8 Billion Senior Secured Notes

STAMFORD, Connecticut – June 2, 2021 – Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, “Charter”) today announced that its subsidiaries, Charter Communications Operating, LLC and Charter Communications Operating Capital Corp. (collectively, the “Issuers”), have closed their offering of $2.8 billion in aggregate principal amount of notes consisting of the following securities:

•	$1.4 billion in aggregate principal amount of Senior Secured Notes due 2052 (the “2052 Notes”). The 2052 Notes form a part of the same series as the Issuers’ Senior Secured Notes due 2052 issued on March 4, 2021, which bear interest at a rate of 3.900% per annum. The 2052 Notes were issued at a price of 95.578% of the aggregate principal amount.
•	$1.4 billion in aggregate principal amount of Senior Secured Notes due 2061 (the “2061 Notes,” and together with the 2052 Notes, the “Notes”). The 2061 Notes bear interest at a rate of 4.400% per annum and were issued at a price of 99.906% of the aggregate principal amount.

The Notes were issued pursuant to an effective automatic shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (“SEC”).

Deutsche Bank Securities Inc., Mizuho Securities USA LLC and Morgan Stanley & Co. LLC were Joint Book-Running Managers for the Notes offering. The offering was made only by means of a prospectus supplement dated May 18, 2021 and the accompanying base prospectus, copies of which, when available, may be obtained on the SEC’s website at www.sec.gov or by contacting Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005; Telephone: (800) 503-4611; E-mail: prospectus.CPDG@db.com, or by contacting Mizuho Securities USA LLC, Attention: Debt Capital Markets, 1271 Avenue of the Americas, New York, NY 10022, Telephone: (866) 271-7403, or by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; E-mail: prospectus@morganstanley.com.

This news release is neither an offer to sell nor a solicitation of an offer to buy the Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator serving more than 31 million customers in 41 states through its Spectrum brand. Over an advanced communications network, the company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The company also distributes award-winning news coverage, sports and high-quality original programming to its customers through Spectrum Networks and Spectrum Originals. More information about Charter can be found at corporate.charter.com.

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Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

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